EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to references to Netherland, Sewell & Associates, Inc. as independent petroleum engineers, and to the inclusion of information contained in our reports as of December 31, 2008, in the Annual Report on Form 10-K for the year ended December 31, 2008, of Crimson Exploration Inc. and in the registration statements (File No. 333-122987, File No. 333-151902 and File No. 333-155532) on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 27, 2009